Exhibit 10.12

FIDELITY NATIONAL FINANCIAL VENTURES

Notice of Investment Success Incentive Award

You (the “Grantee”) have been granted the following Fidelity National Financial Ventures Investment Success Incentive Award (the “Award”) pursuant to the Amended and Restated Fidelity National Financial, Inc. 2005 Omnibus Incentive Plan (the “Plan”):

Name of Grantee:
Effective Date of Grant:
Liquidity Events:	See Appendix A
Share of ROI Incentive Pool	X%

By your signature and the signature of the Company’s representative below, you and Fidelity National Financial, Inc. (the “Company”) agree and acknowledge that the Award is granted under and governed by the terms and conditions of the Plan, this Notice of Investment Success Incentive Award (including Appendix A, the “Notice”) and the Investment Success Incentive Award Agreement (the “Award Agreement”), which are incorporated herein by reference, and that you have been provided a copy of the Plan, the Notice and the Award Agreement.

Grantee:	Fidelity National Financial, Inc.

By:	By:
Print Name:	Print Name:
Date: September 29, 2014	Its:

Appendix A

Overview and Purpose
of the Award

The Award is a performance-based, cash incentive award that provides the Grantee the opportunity to share in the Company’s “ROI” (as defined below) with respect to its interests in the following entities:

•                  A

•              B

•              C

•              D

•              E

•              F

Each of the foregoing entities is referred to herein as a “Portfolio Company” and, together, they are referred to as the “Portfolio Companies.”  The shares or membership interests (as applicable) held by the Company in the Portfolio Companies (and any securities into which or in exchange for which such shares or membership interests are converted or exchanged in connection with a recapitalization, share exchange, merger, reorganization, equity restructuring or other similar transaction, as well as any additional securities issued to the Company in respect of such shares or membership interests (including, by way of example, stock dividends or shares of a Portfolio company’s subsidiary issued to the Company in a spin off)) are referred to herein as the “Securities”).

To the extent a “Liquidity Event” (defined below) occurs with respect to a Portfolio Company between July 1, 2014 and December 31, 2018 (the “Performance Period”), X percent of any ROI relating to such Liquidity Event (calculated as described below) will be credited to a notional incentive pool established for purposes of this program (the “ROI Incentive Pool”), and, to the extent the other “Payment Conditions” (described below) are satisfied, the Grantee will be entitled to receive a payment based on the Grantee’s Share of the ROI Incentive Pool (as reflect on the first page of the Notice).

The purpose of the Award is to help the Company maximize its ROI with respect to the Portfolio Companies by aligning a portion of the Grantee’s long-term incentive compensation with the Company’s ROI relating to each Portfolio Company.  The Award is also designed to aid in retention of the Grantee by imposing service-based vesting conditions on payments under the Award.

Liquidity Events

Payments will only be made under the Award if a “Liquidity Event” occurs during the Performance Period (and the other conditions described herein are satisfied).  For purposes of the Award, a “Liquidity Event” means (a) a Public Offering (defined below) of the Securities of a Portfolio Company, (b) a sale or other disposition of the Securities of a

Portfolio Company (whether pursuant to a merger or other transaction) in connection with which consideration (whether cash or securities) is received or receivable by the Company, (c) a spin off, split off or similar transaction in connection with which the Company’s stockholders receive Securities of a Portfolio Company, (d) a disposition of all or substantially all of the assets of a Portfolio Company in connection with which proceeds from such sale or disposition are paid or payable to the Company, (e) a recapitalization of a Portfolio Company in connection with which an extraordinary dividend or return of capital is paid to the Company (provided the amount of such extraordinary dividend or return of capital exceeds the “Base Value” (as defined below) of the Securities), (f) any other transaction or event (other payment of ordinary dividends) in connection with which the ROI on the Portfolio Company investment can be determined by third party observable measures (such as a public stock price) or (g) a Change in Control that occurs on or after July 1, 2015.

For purposes of the Award, the term “Public Offering” means an initial public offering or any subsequent public offering of the Securities of a Portfolio Company pursuant to a registration statement under the Securities Act of 1933, as amended, which public offering has been declared effective by the Securities and Exchange Commission (or, in the case of an Up-C or similar structure, such an initial public offering of the securities of an affiliate of the Portfolio Company).  If the Company retains any Securities in a Portfolio Company following a Public Offering of such Portfolio Company’s Securities, a subsequent Liquidity Event may occur with respect to such retained Securities; provided, however, that the Base Amount of such retained Securities shall be increased at the time of the Public Offering to equal the value of the Securities at the time of the Public Offering (with such value determined as described below under “ROI”), so that no amount is credited or paid twice on the same ROI.

For the avoidance of doubt, a Liquidity Event described above shall be deemed to occur whether or not (i) the Company has disposed of its Securities in connection with such Liquidity Event (ii) the Company is subject to a lockup or other restriction on transfer or disposition of the Securities (provided that such restriction on transfer or disposition is temporary) and/or (iii) the consideration (or part of the consideration) payable to the Company is subject to contingencies (including, by way of example, a transaction in which part of the transaction consideration is contingent upon an earnout and/or held in escrow to satisfy indemnity claims).

ROI

For purposes of the Award, “ROI” means the excess, if any, of “A” over “B,”

•                  where “A” equals, as the case may be, (i) the amount of cash (or Fair Market Value of security or other property) received or receivable by the Company in connection with a Liquidity Event (other than a Public Offering, a spin off, split off or similar transaction in connection with which the Company’s stockholders receive Securities of a Portfolio Company, or a Change in Control), (ii) in the case of a Public Offering, the fair market value (determined as described below) of the Securities of the Portfolio Company with respect to which the Public Offering is occurring that are held (directly or indirectly) by the Company immediately before the Public Offering, (iii) in the case of a spin off, split off or similar transaction in connection with which the Company’s stockholders receive Securities of a Portfolio Company, the fair market value (determined as described below) of the Securities of the Portfolio Company with respect to which the spin off, split off or similar transaction is occurring that are held (directly or indirectly) by the Company immediately before the spin off, split off or similar transaction (regardless of the number of such Securities actually distributed to the Company’s stockholders), and (iv) in the case of a Change in Control that constitutes a Liquidity Event, the fair market value (determined as of immediately before the Change in Control) of the aggregate of the Company’s investments in the Portfolio Companies held (directly or indirectly) by the Company immediately before the Change in Control, in each case, together with the amount of cash (other than ordinary dividends) and the Fair Market Value of securities or other property received during the Performance Period and prior to the Liquidity Event (to the extent not previously taken into account under the Award) for or with respect to the Securities of the Portfolio Company with respect to which the Liquidity Event occurs, including, by way of example, extraordinary dividends or returns of capital that do not constitute Liquidity Events, and

•                  “B” equals the Base Amount (as defined below) of the Securities with respect to which the Liquidity Event occurs.

Except as otherwise provided below in this paragraph, to the extent a sale occurs with respect to less than all of the Securities of a Portfolio Company then held (directly or indirectly) by the Company, ROI shall be measured solely with respect to the Securities that are sold.  For example, if the Company sells 50% of the total Securities it holds in a Portfolio Company, ROI shall be based on the excess, if any, of the consideration received or receivable with respect to the sold Securities, over the portion of the Base Amount allocable to such sold Securities.  In the case of a Public Offering or a spin off, split off or similar transaction, the Liquidity Event shall be treated as occurring with respect to all of the Securities of the Portfolio Company held by the Company immediately before such event or transaction.  In the case of a Change in Control that occurs on or after July 1, 2015, the Liquidity Event shall be treated as occurring with respect to the aggregate of the Company’s investments in the Portfolio Companies held by the Company immediately before the Change in Control.

To the extent any consideration receivable by the Company for or in respect of Securities in connection with a Liquidity Event is subject to contingencies or the payment of such consideration is delayed (including, by way of example, pursuant to an earnout or indemnity escrow), the maximum amount that could be received by the Company shall be treated as received or receivable when calculating ROI; provided, however, that the Committee may, through its exercise of negative discretion, determine whether and to what extent such consideration should not be so taken into account when calculating ROI (or, alternatively, the extent to which any crediting of the ROI Incentive Pool and/or the Grantee’s Award Account should, instead, be banked (as described below)), taking into account, among other factors, the likelihood that such amounts will be realized by the Company.

Fair Market Value

In the case of a Public Offering, the fair market value of the Securities of the Portfolio Company with respect to which the Public Offering is occurring shall be based on the implied value of the Portfolio Company’s Securities held by the Company immediately before the Public Offering (based on the volume weighted average trading price of the securities offered in the Public Offering over the first three trading days following the Public Offering) and shall include the aggregate fair market value of all of the Securities of the applicable Portfolio Company then held (directly or indirectly) by the Company, regardless of whether and when the Company sells such Securities in the Public Offering and regardless of whether the Company is subject to a lockup or other restriction on transfer or disposition of the Securities (provided that such restriction on transfer or disposition is temporary); provided, however, that the Committee may, through its exercise of negative discretion, determine whether and to what extent such a lockup or other restriction on transfer or disposition should reduce the amount taken into account when calculating ROI (or, alternatively, the extent to which any crediting of the ROI Incentive Pool and/or the Grantee’s Award Account should, instead, be banked (as described below)).  For example, if (x) the Portfolio Company has 10 million shares of common stock outstanding immediately following the Public Offering, (y) the Company owns 4 million shares (40%) immediately prior to the Public Offering, with a Base Amount of $100 million, and (z) the volume weighted average trading price of the Portfolio Company’s securities offered in the Public Offering over the first three trading days following the Public Offering is $35.00, the implied fair market value of the Portfolio Company would be $350 million and the resulting ROI would be $40 million ($140 million (40% of $350 million), less the $100 million Base Amount), subject to the Committee’s authority to reduce such ROI in its sole discretion.

In the case of a spin off, split off or similar transaction in connection with which the Company’s stockholders receive Securities of a Portfolio Company, the fair market value (determined as described below) of the Securities of the Portfolio Company with respect to which the spin off, split off or similar transaction is occurring will be based on the implied value of all of the Portfolio Company’s Securities held by the Company immediately before the spin off, split off or similar transaction (based on the volume weighted average trading price of the Portfolio Company’s Securities over the first three trading days following the spin off, split off or similar transaction).

In the case of a Change in Control that constitutes a Liquidity Event, the fair market value (determined as of immediately before the Change in Control) of the aggregate of the Company’s investments in the Portfolio Companies held (directly or indirectly) by the Company immediately before the Change in Control will be determined in the case of (x) publicly-traded Securities, based on the volume weighted average trading price of the Securities over the first three trading days preceding the Change in Control and (y) Investments or Securities that are not publicly traded, based on the Fair Market Value of such Securities as determined in good faith by the Committee before the Change in Control.

Without limiting the foregoing, the Committee may, in its sole and absolute discretion, exclude from any ROI calculation any amounts to the extent it determines that inclusion of such amounts would be inconsistent with the spirit and intent of the Award or for any other reason.  The Committee’s determination of ROI shall be final and binding.

Base Amounts

For purposes of the Award, the values of the Securities held by the Company in each of the Portfolio Companies as of July 1, 2014 (the “Base Amounts”) are as follows:

•                  A:  $X

•              B:  $X

•              C:  $X

•              D:  $X

•              E:  $X

•              F:  $X

Crediting of ROI Incentive Pool

Promptly following each Liquidity Event that occurs during the Performance Period, ten (10%) percent of any ROI attributable to the Liquidity Event will be credited to the ROI Incentive Pool, subject to the Committee’s discretion to reduce, eliminate or bank (as described below) such amounts.

Crediting of Grantee’s Award Account

Simultaneous with the crediting of the ROI Incentive Pool, the Company will also credit (separately with respect to each Liquidity Event) to a bookkeeping account in the Grantee’s name (the “Grantee’s Award Account”) an amount equal to (i) X% of the amount credited to the ROI Incentive Pool with respect to the Liquidity Event; provided, however, that pursuant to Section 4.2 of the Plan, no more than $25,000,000 will be credited to the Grantee’s Award Account pursuant to the Award.  Unless otherwise determined by the Committee, if, after the Effective Date of Grant, the Grantee receives any additional Investment Success Incentive Awards relating to one or more of the Portfolio Companies and measuring ROI over one or more overlapping time periods, to avoid duplication, the amount(s) that would otherwise be credited with respect to such Portfolio Company or Portfolio Companies to the Grantee’s award account under such additional award(s) will be reduced so that the Grantee does not receive a credit under more than one award for the same ROI.  For purposes of the prior sentence, to the extent a measurement period in a subsequent award includes some, but not all, of the same days included in a Measurement Period under the Award (any such days not covered by both measurement periods, a “Non-Overlapping Period”), no reduction to the amount credited under a subsequent award shall be made with respect to ROI attributable to the Non-Overlapping Period.

The ROI Incentive Pool and the Grantee’s Award Account are notional bookkeeping accounts only and are used solely to determine the amounts that may become payable to the Grantee and, in the case of the ROI Incentive Pool, all participating employees.  Any rights arising under the Award are unfunded and unsecured and may not be transferred, alienated, assigned, pledged, hypothecated or encumbered, in any way.  At any time prior to a Change in Control, the Committee may, in its discretion, reduce the amounts credited to the ROI Incentive Pool and/or the Grantee’s Award Account.  Reasons for such reduction may include, without limitation, realization upon the sale of a Portfolio Company of gain that is less than the ROI upon which a prior credit or payment was made under the Award.

Banked Amounts

To the extent the Committee, through its exercise of negative discretion, chooses to reduce or eliminate any amount that would otherwise be contributed to the ROI Incentive Pool and/or the Grantee’s Award Account, the Committee may either declare that the amount not contributed or paid due to such exercise of negative discretion shall be (a) forfeited and no longer available for future crediting to the Grantee’s Award Account (in which case such amount (and the ROI to which it relates) shall be treated as if credited, and the amount that would have been paid with respect thereto shall be treated as if paid, for purposes of determining the amount to be credited upon a future Liquidity Event relating to the same Portfolio Company)), or (b) credited to the Grantee’s Award Account, but not paid when it otherwise would have been paid (any such credited, but not paid amount, a “Banked Amount”), in which case, except as provided in Section 3 of the Award Agreement, such Banked Amount shall remain in the Grantee’s Award Account until the Committee determines in its sole discretion that the Banked Amount will be forfeited or paid to the Grantee, which may include a subsequent Liquidity Event or such other date or event selected by the Committee.  Except as otherwise provided in Section 3 of the Award Agreement, upon a termination of the Grantee’s employment for any reason, any Banked Amounts in the Grantee’s Award Account shall immediately be forfeited and the Grantee shall no longer have any rights with respect thereto.  Banked amounts shall not accrue interest or other earnings.  At any time prior to a Change in Control, the Committee may, in its discretion, reduce or eliminate a Grantee’s Banked Amount.

Payment

Except as provided above with respect to payment of Banked Amounts, to become entitled to a payment under the Award, (a) a Liquidity Event must occur, (b) ROI must be generated by the Liquidity Event, and (c), except as otherwise provided in Section 3 of the Award Agreement, the Grantee must have remained continuously employed with the Company or a Subsidiary through the payment date (together, the “Payment Conditions”).

If all of the Payment Conditions are satisfied, then, subject to any exercise of negative discretion by the Committee to reduce, eliminate or bank the amounts otherwise payable with respect to such Liquidity Event, as soon as practicable following the Committee’s determination (and in the case of an Award intended to qualify as performance-based compensation for purposes of Code Section 162(m), following the Committee’s written certification) of the ROI, the amount credited to the Grantee’s Award Account with respect to such Liquidity Event shall be paid to the Grantee in a lump sum cash payment, less applicable tax withholdings.

Annual Incentives

If the sum of the amounts paid to the Grantee in a calendar year pursuant to the Award and any other Investment Success Incentive Awards granted after the Effective Date of Grant is greater than fifty (50%) percent of the Grantee’s regular annual cash incentive relating to the same calendar year (payable in the following calendar year), then, unless otherwise determined by the

Committee, the Grantee’s regular annual cash incentive shall be reduced by fifty (50%) percent.  Notwithstanding anything contained in any other plan or agreement to the contrary, the Grantee shall not be permitted to defer under any elective nonqualified deferred compensation plan any regular annual cash incentive that could be reduced pursuant to the preceding sentence.

FIDELITY NATIONAL FINANCIAL, INC.

Investment Success Incentive Award Agreement

SECTION 1.                         GRANT OF AWARD

(a)                                 Award.  On the terms and conditions set forth in the Notice of Investment Success Incentive Award (including Appendix A, the “Notice”) and this Investment Success Incentive Award Agreement (the “Award Agreement”), the Company grants to the Grantee on the Effective Date of Grant the Award set forth in the Notice.  The Award represents the right to receive one or more cash payments in accordance with Appendix A if the conditions set forth in Appendix A and the Award Agreement are satisfied.

(b)                                 Plan and Defined Terms.  The Award is granted pursuant to the Plan, and shall be considered an “Other Award” for purposes of the Plan.  Except as expressly provided otherwise herein, all applicable terms, provisions, and conditions set forth in the Plan and not set forth herein are hereby incorporated by reference herein.  All capitalized terms that are used in the Notice or the Award Agreement and not otherwise defined therein or herein shall have the meanings ascribed to them in the Plan.

SECTION 2.                         TERMINATION OF EMPLOYMENT

If the Grantee’s employment with the Company and all Subsidiaries is terminated for any reason, including death or Disability, the Award shall immediately be forfeited and the Grantee shall not be entitled to any further payments with respect to the Award.  For purposes of the Award, references to employment shall be read to mean employment and/or provision of substantial services as a member of a board of directors or board of managers of the Company or a Subsidiary, and termination of employment (and similar terms) shall mean termination of employment and service in all such capacities.  Transitioning from an employment to a board of directors or board of managers position, or from a board of directors or board of managers position to an employment position, shall not constitute a termination of employment provided the Grantee is providing substantial services in all such capacities.

SECTION 3.                         CHANGE IN CONTROL

If a Change in Control occurs on or after July 1, 2015, and the Grantee has remained continuously employed with the Company or a Subsidiary through the date of the Change in Control, a Liquidity Event shall be deemed to have occurred as of the date of the Change in Control and ROI shall be calculated with respect to the aggregate of the Company’s investments in the Portfolio Companies held by the Company as of immediately before the Change in Control, with such ROI calculation to be made in accordance with Appendix A (without regard to the provisions in Appendix A that authorize the Committee to reduce, eliminate or bank amounts in determining ROI).  To the extent there is any such ROI recognized in connection with the Change in Control, the Grantee shall be entitled to receive a lump sum cash payment if the Grantee either remains employed with the Company or a Subsidiary through the payment date or is terminated without “Cause” (as defined below) on or before the payment date.  The amount of the payment shall equal the sum of the amount determined in accordance with

Appendix A as a result of the Change in Control, together with any Banked Amounts that were unpaid as of the date of the Change in Control, less applicable tax withholdings.  The payment shall occur at, or promptly (and in all events within 10 days) following, the closing of the Change in Control.  Notwithstanding anything to contrary in the Plan, the Notice or the Award Agreement, if a Change in Control occurs on or after July 1, 2015, the Committee may not reduce or eliminate (through the exercise of negative discretion or otherwise) any amounts that are determined to be payable pursuant to the terms of Appendix A (without regard to the provisions in Appendix A that authorize the Committee to reduce, eliminate or bank amounts in determining ROI) in connection with the Change in Control or any Banked Amounts.  A Change in Control occurring before July 1, 2015 will not constitute a Liquidity Event.

For purposes hereof, the term “Cause” shall have the meaning set forth in the Grantee’s employment or similar agreement with the Company or a Subsidiary or, in the absence thereof, shall mean a termination by the Company or a Subsidiary based upon the Grantee’s: (i) persistent failure to perform duties consistent with a commercially reasonable standard of care (other than due to a physical or mental impairment or due to an action or inaction directed by the Company or a Subsidiary); (ii) willful neglect of duties (other than due to a physical or mental impairment or due to an action or inaction directed by the Company); (iii) conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty; (iv) material breach of a material agreement with the Company or a Subsidiary; or (v) failure to materially cooperate with or impeding an investigation authorized by the Board.

MISCELLANEOUS PROVISIONS

(a)                                 Tax Withholding.  The Company or any Subsidiary of the Company shall have the power and right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy any federal, state and local taxes (including the Grantee’s FICA obligations) required by law to be withheld with respect to the Award.

(b)                                 Ratification of Actions.  By accepting the Award Agreement, the Grantee and each person claiming under or through the Grantee shall be conclusively deemed to have indicated the Grantee’s acceptance and ratification of, and consent to, any action taken under the Plan, the Notice or the Award Agreement by the Company, the Board or the Committee.

(c)                                  Notice.  Any notice required by the terms of the Award Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid.  Notice shall be addressed to the Company at its principal executive office and to the Grantee at the address that he or she most recently provided in writing to the Company.

(d)                                 Choice of Law.  The Award Agreement and the Notice shall be governed by, and construed in accordance with, the laws of Florida, without regard to any conflicts of law or choice of law rule or principle that might otherwise cause the Plan, the Award Agreement or the Notice to be governed by or construed in accordance with the substantive law of another jurisdiction.

(e)                                                          Modification or Amendment.  Except as otherwise provided in Section 4(k) of the Award Agreement, the Notice and the Award Agreement may only be modified or amended by written agreement executed by the parties hereto.

(f)                                                           Severability.  In the event any provision of the Award Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Award Agreement, and the Award Agreement shall be construed and enforced as if such illegal or invalid provision had not been included.

(g)                                                         Compensation under Other Arrangements.  Amounts earned with respect to the Award shall not be included in any calculation of severance or change in control benefits or payments under any employment agreement or other compensatory arrangement.

(h)                                                         References to Plan and Headings.  All references to the Plan shall be deemed references to the Plan as may be amended from time to time.  Headings in the Notice and Award Agreement are for convenience and shall not in any way affect the meaning or interpretation of any of the provisions hereof.

(i)                                                            Entire Agreement.  The Notice (including Appendix A) and the Award Agreement are the entire agreement between the Company and the Grantee relating to the subject matter thereof and hereof and supersede all prior agreements and understandings (including verbal agreements) between the Company and the Grantee relating to such subject matter.

(j)                                                            Clawback.  All amounts paid under the Award shall be subject to the Company’s policy regarding clawback of incentive compensation, as such policy may be amended from time to time.

(k)                                                         Section 409A Compliance.  It is intended that the Award qualify as a “short-term deferral” for purposes of Section 409A and shall be interpreted accordingly; provided, however, that (i) to the extent it is determined that the Award is subject to Section 409A, it is intended that the Award comply with the requirements of Section 409A, and the Plan, the Notice and the Award Agreement shall be interpreted accordingly and any provision thereof or hereof that would cause the Award to fail to comply with Section 409A will have no force or effect until amended to comply therewith (which amendment may be made without the Grantee’s consent and may be retroactive to the extent permitted by Section 409A) and (ii) the Company will consult with the Grantee in good faith regarding the implementation of the provisions of this Section 4(k).  The Grantee shall not be entitled to indemnification or other reimbursement for any taxes or other expenses incurred as a result of the applicability of Section 409A to the Award and neither the Company nor any of its employees or representatives shall have any liability to Grantee with respect to Section 409A.